Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form 8-K/A of Guaranty Federal Bancshares, Inc. (the “Company”) of our report dated March 30, 2018, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, which report is included in the Company’s Annual Report on Form 10-K.

/s/ BKD, llp

Springfield, Missouri

June 13, 2018